Exhibit 10.2

EMPLOYMENT CONTRACT

between

Orthofix AG

c/o ALLconsultServices

Bundesstrasse 3

CH-6304 Zug

(referred to in the following as “Employer” or “Company”)

and

Davide Bianchi

born on 14 April 1965

Chemin du Mont Blanc 4

1272 Genolier, Switzerland

(referred to in the following as “Employee”)

Employment Contract

§ 1 Start, Place of Work and Relocation

The Employee will join effective 22. July 2013 (the “Effective Date”) as President of International Extremity Fixation and will report to the Chief Executive Officer of Orthofix International N.V.

His office will be in the Verona subsidiary of Orthofix (i.e. Orthofix Srl). At the discretion of the Employer, the employee’s place of work may be changed to other subsidiaries of the company, also at a different location inside Europe. The Employee may be asked but will not be obliged to relocate his place of living.

It is also at the Employer’s discretion to move the Employee to a different function which corresponds with his skills and knowledge, or to change the scope of the position, or to change the reporting line. This, however, cannot lead to a decrease in remuneration.

§ 2 Work Hours

Regular work hours per week are 40 hours.

The duration of the daily work as well as start and finish time is at the discretion of the Employer.

The Employee agrees, in accordance with business requirements as well as legal limits, to work overtime as well as to work on Sundays and bank holidays. Upon request of the overtime, the Employer has to consider the business needs as well as the rights of the Employee. Overtime is covered inside the remuneration package.

§ 3 Term of Contract and Termination

Notice of six (6) months to terminate the contract of employment can be given by either party to take effect as of the end of a calendar month.

The Employer has the right to release the Employee from work in the case of a termination, by either party, until the end of the notice period, continuing any contractual payments.

The employment contract ends without the need for notice, no later than the end of the month in which the employee reaches the legal retirement age (currently age 65). It also ends with the day on which the worker receives an early retirement pension or a full pension for disability.

§ 3a Termination without Cause; Termination for Good Reason by the Employee.

A one-time lump sum severance payment in an amount equal to 100% of the gross annual base salary and the average of the last three years bonus payout plus, for a termination by the Employee for Good Reason (please refer to Exhibit B for definitions) or a termination by the Company without Cause only, CHF 11.500,— to be used by the Employee for outplacement services. The lump sum severance payment shall be paid on the 60th day following the Employee’s termination of employment, provided that prior to such time the Executive has signed the release described in Exhibit A and the applicable revocation period for such release has expired, subject, in the case of termination other than as a result of the Executive’s death.

Employment Contract

A termination without cause and a termination for good reason by the employee has to be given with 30 days notice.

§ 3b Termination for Cause.

If at any time during the Term the Employee’s employment with the Company is terminated by the Employer for Cause (refer to Appendix for definition), the Employee shall be entitled to the following:

a)	any unpaid base salary and accrued unpaid vacation then owing through the date of termination, which amounts shall be paid to the Employee within 30 days of the date of termination.

b)	whatever rights, if any, that are available to the Employee upon such a termination pursuant to the Plans or any award documents related to any stock-based compensation such as stock options, stock appreciation rights or restricted stock grants. This Agreement does not grant any greater rights with respect to such items than provided for in the Plans or the award documents in the event of any termination for Cause or a Voluntary Termination.

For a termination for cause there is no notice period, it comes into effect immediately.

§ 3c Termination following Change of Control

The Employee shall have no specific right to terminate this Agreement or right to any severance payments or other benefits solely as a result of a Change of Control or Potential Change of Control. However, if during a Change of Control Period during the Term, (a) the Employee terminates his employment with the Company for Good Reason, or (b) the Company terminates the Employee’s employment without Cause, a lump sum severance payment in the amount of 150% of the gross annual base salary shall be paid to the Employee. No other rights result from termination during a Change of Control Period; provided, however, that nothing in this Section is intended to limit or impair the rights of the Employee under the Plans or any documents evidencing any stock-based compensation awards in the event of a Change of Control if such Plans or award documents grant greater rights than are set forth herein.

§ 4 Remuneration.

The gross annual base salary of the Employee amounts to CHF 330.000.— (three hundred and thirty thousand Swiss Francs); this equals a monthly base salary of CHF 27.500.— (twenty seven thousand five hundred Swiss Francs). The monthly base salary is payable in arrears at the end of the calendar month.

The premium contribution to the corporate pension scheme of the Employer is compliant with the requirement of the Swiss Occupational Pension Legislation BVG (Berufsvorsorgegesetz). The annual premium depends on the amount of the salary and the age of the Employee. At the present time, it is about CHF 56’400. Two-thirds of the Premium is paid by the Employer and one third by the Employee. The Employee’s contribution is deducted from the salary in monthly installments of about CHF 1.600,—. In Addition, the Employee will receive further a voluntary contributions to the 3rd column in the amount of CHF 6.739,— per annum.

Employment Contract

§ 4a Variable Compensation

With respect to each fiscal year of the Company during the Term, the Employee shall be eligible to receive annual bonus compensation under the Parent’s Employee Annual Incentive Plan or any successor plan (the “Bonus Plan”) based on the achievement of goals established by the Board from time to time (the “Goals”). During the Term, the Employee will have a target bonus opportunity under the Bonus Plan of at least 60% of his then-applicable Base Salary and an opportunity to earn a maximum annual bonus of not less than 90% of his then-applicable Base Salary; provided, however, the Employee’s bonus under the Annual Incentive Plan with respect to work performed during the 2013 calendar year shall be pro-rated based on the number of days employed during the 2013 calendar year. The amount of any actual payment will depend upon the achievement (or not) of the Goals established by the Board. Except as otherwise provided in this Agreement, to receive a bonus under the Bonus Plan, the Employee must be employed on the date of payment of such bonus. Amounts payable under the Bonus Plan shall be determined by the Board and shall be paid following such fiscal year and no later than two and one-half months after the end of such fiscal year. In addition, the Employee shall be eligible to receive such additional bonus or incentive compensation as the Board may establish from time to time in its sole discretion. Any bonus or incentive compensation under this Section under the Bonus Plan or otherwise is referred to herein as “Incentive Compensation.” Stock-based compensation shall not be considered Incentive Compensation under the terms of this Agreement unless the parties expressly agree otherwise in writing.

§ 4b Stock Compensation

The Employee shall be eligible to receive stock-based compensation, whether stock options, stock appreciation rights, restricted stock grants or otherwise, under the Parent’s 2012 Long Term Incentive Plan or other stock-based compensation plans as Parent may establish from time to time (collectively, the “Plans”). The Employee shall be considered for such grants no less often than annually as part of the Board’s annual compensation review, but any such grants shall be at the sole discretion of the Board. Notwithstanding the foregoing, with respect to the 2013 calendar year, the Employee shall receive on the Effective Date (i) a grant of stock options to acquire up to 10,000 shares of common stock of Parent (vesting annually 25% per year over a 4-year period), and (ii) a grant of 2,500 restricted shares of common stock of Parent (vesting annually 25% per year over a 4-year period).

§ 4c Company Car / Car Allowance

The Employee will receive a Company car allowance equal to CHF 24.000.— gross per annum, i.e. CHF 2.000.— gross per month.

The Orthofix Car Policy – Europe is applicable (see attachment).

§ 4d Social Security

The legal regulations of Switzerland apply (AHV, BVG, UVG, KTG).

Employment Contract

§ 4e Insurances

The Company shall take out accident insurance for the employee according to Swiss law and to the terms usually offered by the company.

§ 5 Travel Expenses

Travel expenses, if appropriate and occasioned by and in the interest of the Employer, will be reimbursed against proper receipts and in accordance with tax regulations as well as the Company Travel Policy.

§ 6 Leave

The Employee is entitled to 25 work days of leave for a full calendar year. Saturdays and Sundays are not considered work days in this regulation.

If the employment starts or ends during a calendar year, the leave entitlement will be pro-rated, however not below the legal minimum. For the year 2013 the employee is entitled to 25 business days.

Further details about the granting of leave are regulated in the Company Policy.

§ 7 Inability to Work

The Employee is required to inform the Employer via the direct line manager as well as HR immediately at the start of the inability to work, under specification of the reasons. If the inability is previously unknown, the Employer needs to be informed as soon as possible.

If the inability to work is caused by sickness and the duration exceeds 2 days, the Employee is required to produce a doctor’s note before the end of the third workday after the beginning of the inability to work, confirming the sickness as well as the expected duration.

§ 8 Spare-time Work

The employee agrees to dedicate his regular work hours fully to the employer, spare time work shall not conflict with the business interest of the employer.

§ 9a Non-Disclosure

The Employee is obligated to keep business and company secrets as well as any information of confidential nature, which are verbally or in writing declared as such or if apparent as such, confidential and not disclose to any third party without prior consent of the Company.

Business and Company secrets in this sense are especially non-public information about products, salaries, distribution channels, suppliers, calculations, discounts, business deals, or other material information about the Company. In doubt the Employee is obligated to inquire with the Management if a certain fact is to be handled confidentially.

Employment Contract

This obligation is valid also after the end of the employment. Should this non-disclosure obligation hinder the Employee in an inappropriate way after the end of the employment, the Employee is entitled to be relieved of this duty.

The Employee is aware of and agrees to, that at the end of the employment, all rights of any kind to customers acquired by the Employee do not exist, and that no severance or compensation will be paid for existing or initiated customer relationships.

For every case of breach of this non-disclosure agreement, the Employee is obligated to pay a contractual penalty in the amount of an average monthly base salary (average of the last 12 months) to the Employer. This however does not eliminate the enforcement of further claims for damages.

§ 9b Non-Competition.

The non-competition agreement can be found in exhibit C in the attachment to this contract.

§ 9c Obligation not to entice away Workforce in the Aftermath of the Employment Relationship

The Employee agrees that for a period of one year after the termination of the Employment Contract the employee shall neither directly nor indirectly entice away employees of the Company, its subsidiaries or parent company or cause them in any other way to leave the Company, its subsidiaries or parent company, if for that purpose the employee induces them to break the contract or uses information which is subject to the post-contractual duty of secrecy.

The obligation not to entice away workforce also applies to the benefit of the Company’s affiliated companies the Company dealt with either directly or indirectly.

Every time the Employee breaches the obligations described under in clause 9c, the employee shall pay a contractual penalty in the amount of one monthly gross salary. The amount of the relevant monthly gross salary depends on the monthly gross salary including variable salary the Employee last received under this Employment Contract.

The Company’s right to further damages shall not be affected.

§10 Term of Preclusion

Any claim stemming from the employment or any that are related to the employment, are required to be asserted inside the term of preclusion of 3 months for the respective claim from the other contractual party in writing, or they expire.

If the opposing party declines the claim in writing or does not assert itself after one months of the initial assertion of the claim, then it expires if it is not asserted after three months of the decline in front of a court.

These terms of preclusion do not apply to claims of damages of life, body or health, as well as for damages resulting from deliberate or gross misconduct of either party.

Employment Contract

§ 11 Application Information

The Employee assures that all information provided during the hiring process is the truth and agrees to inform the Employer of any changes in this information without delay.

§ 12 Data Security

The employee is prohibited to acquire, process or publish personal data, make it accessible or use in any other way than the lawful task fulfillment requires. As data processing in course of work may include the entry, recording, storing, over-transmit, modify, delete, use, collection and freezing of personal data, the employee is hereby informed of the obligation to maintain confidentiality of personal data. The obligation of the employee to data secrecy continues even after the termination of employment.

The employee expressly agrees that his personal data is stored, automated and processed.

§ 13 Final Provisions

For all non-regulated contractual areas the corresponding Swiss Code of Obligations applies.

Amendments and additions to this contract must be made in writing. This shall also apply to the amendment of the clause requiring written form.

Verbal side-agreements do not exist. Further agreements than documented in this contract are not agreed to.

Place of jurisdiction is Zug/Switzerland.

If any provision of this agreement should be unlawful, void or unenforceable or should the contract contain a gap, the validity of the contract shall not be affected.

November 26, 2013	November 18, 2013
Date	Date

ORTHOFIX AG

/s/ Armin L. Landtwing	/s/ Davide Bianchi
Armin L. Landtwing Verwaltungsrat	Davide Bianchi

/s/ Brad Mason
Brad Mason CEO Orthofix International

EXHIBIT A

RELEASE

In exchange for the consideration set forth in the Employment Agreement, entered into and effective as of [     ], 2013, by and among Orthofix AG. (the “Company”) and myself (the “Employment Agreement”), the respective terms of which are incorporated herein by reference, I, Davide Bianchi, am entering into this Release (this “Release”) for good and valuable consideration as required by the Employment Agreement, and agree as follows:

1. GENERAL RELEASE.

(a) On behalf of myself, my heirs, executors, successors and assigns, I and unconditionally release, waive and forever discharge the Company, its members, divisions, subsidiaries, affiliates and related companies, including the Company Group (as defined below), or any member of the Company Group, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, actions, causes of action, costs, fees and all liability whatsoever, whether known or unknown, fixed or contingent, suspected or unsuspected (collectively, “Claims”), which I had, have, or may have against Releasees relating to or arising out of my employment by or separation from the Company and its direct and indirect subsidiaries and parents, including, without limitation, Orthofix International N.V. (collectively, the “Company Group”), up to and including the date of execution of this Release, other than my right to receive the severance payments and other benefits and consideration described in the Employment Agreement. This Release includes, without limitation: (i) claims at law or equity or sounding in contract (express or implied) or tort; (ii) claims arising under any federal, state or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran or military status, sexual orientation or any other form of discrimination, harassment or retaliation (including, without limitation, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Unruh Civil Rights Act, or any other federal, state or local laws, regulations and ordinances governing discrimination, harassment or retaliation in employment; and the right to bring demands, complaints, causes of action, and claims under any other federal, state, local or common law, statute, regulation or decision); (iii) claims arising under the Employee Retirement Income Security Act; or (iv) any other statutory or common law claims related to my employment with the Company or my separation from the Company. I further covenant not to sue any of the Releasees with respect to any matters released hereby.

(b) This release does not include a release or waiver of any rights or claims I have, or might subsequently have in my capacity as a stockholder of Orthofix International N.V. In addition, this Release shall not release the Company from its continuing obligation to honor the terms of the Employment Agreement. However, this Release shall remain in full force and effect regardless of any claim by me that the Company failed to honor the terms of the Employment Agreement. In the event of any such dispute, my sole remedy against the Company shall be to enforce the terms of the Employment Agreement. I am also not waiving, and nothing in this Release is intended to waive, any right to coverage under any directors and officers insurance coverage, if any, provided by the Company, the Company Group, or any member of the Company Group, or any right to indemnification or expense advancement under any indemnification agreement, or any applicable Company Group articles of incorporation, bylaws or similar organizational document, if any, in each case, to which I might be entitled. I am also not waiving, and nothing in this Release is intended to waive any claims I may have for unemployment insurance or workers’ compensation benefits, state disability compensation, claims for any vested benefits under any Company-sponsored benefit plan, or any claims that, as a matter of law, may not be released by private agreement. I am also not waiving, and nothing in this Release is intended to waive, any claims relating to the validity or enforceability of this Release; or any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”) or the National Labor Relations Board (“NLRB”); provided, however, that I shall not be entitled to recover any monetary damages or to non-monetary relief if the EEOC or NLRB were to pursue any claims relating to my employment with the Company.

EXHIBIT A

RELEASE

EXCEPT AS OUTLINED ABOVE, THIS MEANS THAT, BY SIGNING THIS RELEASE, I WILL WAIVE ANY RIGHT I MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES THAT IN ANY WAY ARISES FROM OR RELATES TO MY EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS RELEASE.

(c) I acknowledge that different or additional facts may be discovered in addition to what I now know or believe to be true with respect to the matters herein released, and I agree that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts. I represent and warrant that I have not previously filed or joined in any claims against the Company or any of the Releasees, that I have not given or sold any portion of any claims released herein to anyone else, and that I will indemnify and hold harmless the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer.

(d) I acknowledge that I have been given an opportunity of [twenty one (21) / forty five (45) ] to consider this Release, but I may voluntarily waive that period by signing it earlier, and I acknowledge that I am being advised herein to consult with legal counsel of my own choosing prior to executing this Release. I understand that for a period ending at the end of the seventh calendar day following my execution of this Release (“Revocation Period”), I shall have the right to revoke this Release by delivering a written notice of revocation to Jeffrey M. Schumm, Orthofix Inc. Senior Vice President, General Counsel and Corporate Secretary, 3451 Plano Pkwy, Lewisville, TX 75056 no later than the end of the seventh calendar day after I sign this Release. I understand and agree that this Release will not be effective and enforceable until after the Revocation Period expires without revocation, and if I elect to exercise this revocation right, this Release shall be voided in its entirety, and the Company shall be relieved of all obligations under this Release and all obligations under the Employment Agreement as provided therein. This Release shall be effective on the eighth calendar day after it is executed by me (“Effective Date”) provided it has not been previously revoked as provided herein.

2. I agree not to disclose, publish or use any confidential information of the Company Group, except as the Company directs or authorizes unless required by law to do so. I also agree that I will take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of confidential information of the Company Group, and I will immediately notify the Company in the event of any unauthorized use or disclosure of the Company Group’s confidential information of which I become aware. I agree that the obligations set forth in this paragraph do not supersede, but are in addition to, any previous confidentiality obligations agreed to by me and any member of the Company Group, including those under the Agreement. The confidentiality provisions set forth in this Release are contractual and their terms are material to this Release. In any proceeding brought to enforce or seek damages for the alleged breach of the confidentiality provisions of this Release, the party successfully prosecuting or defending such action shall be entitled to recover from the opposing party its reasonable expenses, including attorneys’ fees.

3. I agree to hold harmless the Releasees, at my sole cost and expense, from and against any claims arising from my breach of this Release (including breaches of my post separation obligations under the Agreement).

4. I agree that I have not made and shall not make, publicly or privately, any critical or negative comments to the media or any significant critical or negative comments to any other person (including future or prospective employees) regarding any of the Releasees.

EXHIBIT A

RELEASE

5. I understand it is my choice whether or not to enter into this Release and that my decision to do so is voluntary and is made knowingly.

6. I represent and acknowledge that in executing this Release, I do not rely, and have not relied, on any communications, statements, inducements or representations, oral or written, by any of the Releasees, except as expressly contained in this Release.

7. I also represent and warrant that, on or before my last date of employment, I will have delivered to the Company (a) all documents and materials containing confidential information (including without limitation any “soft” copies or computerized or electronic versions thereof) or otherwise containing information relating to the business and affairs of any member of the Company Group (whether or not confidential), and (b) all other documents, materials and other property belonging to any member of the Company Group that are or were in my possession or under my control.

8. The Company and I agree that this Release shall be binding on us and our heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of our heirs, administrators, representatives, executors, successors and assigns.

9. This Release shall be interpreted under and governed by the laws of the State of Texas. The Company and I agree that the language of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

10 The Company and I agree that should that any provision of this Release be determined to be illegal or invalid, the validity of the remaining provisions will not be affected and any illegal or invalid provision will be deemed not to be a part of this Release.

11. The Company and I agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

Please read carefully as this document includes a General Release of claims.

As evidenced by my signature below, I certify that I have read the above Release and agree to its terms.

Accepted and Acknowledged:

November 26, 2013	November 18, 2013
Date	Date

ORTHOFIX AG

/s/ Armin L. Landtwing	/s/ Davide Bianchi
Armin L. Landtwing Verwaltungsrat	Davide Bianchi

/s/ Brad Mason
Brad Mason CEO Orthofix International

EXHIBIT B

DEFINITIONS

For purposes of this Agreement, the following capitalized terms have the meanings set forth below:

“Board” shall mean the Board of Directors of Parent. Any obligation of the Board other than termination for Cause under this Agreement may be delegated to an appropriate committee of the Board, including its compensation committee, and references to the Board herein shall be references to any such committee, as appropriate.

“Cause” shall mean termination of the Employee’s employment because of the Employee’s: (i) involvement in fraud, misappropriation or embezzlement related to the business or property of the Company; (ii) conviction for, or guilty plea to, or plea of nolo contendere to, a felony or crime of similar gravity in the jurisdiction in which such conviction or guilty plea occurs; (iii) intentional wrongful disclosure of Confidential Information or other intentional wrongful violation of Article VI; (iv) willful and continued failure by the Employee to follow the reasonable instructions of the Board or Chief Executive Officer; (v) willful commission by the Employee of acts that are dishonest and demonstrably and materially injurious to a member of the Parent Group, monetarily or otherwise; (vi) willful or material violation of, or willful or material noncompliance with, any securities law, rule or regulation or stock exchange listing rule adversely affecting the Parent Group including without limitation (a) if the Employee has undertaken to provide any certification or related back-up material required for the chief and principal executive and financial officers to provide a certification required under the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and he willfully or materially fails to take reasonable and appropriate steps to determine whether or not the certificate or related back-up material was accurate or otherwise in compliance with the requirements of the Sarbanes-Oxley Act or (b) the Employee’s willful or material failure to establish and administer effective systems and controls applicable to his area of responsibility necessary for the Parent to timely and accurately file reports pursuant to Section 13 or 15(d) of the Exchange Act. No act or omission shall be deemed willful or material for purposes of this definition if taken or omitted to be taken by Employee in a good faith belief that such act or omission to act was in the best interests of the Parent Group or if done at the express direction of the Board.

“Change of Control” shall occur upon any of the following events:

(i) the acquisition by any individual, entity or group of beneficial ownership, in any individual transaction or series of related transactions, of 50% or more of either (A) the then outstanding shares of common stock of Parent (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from Parent, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Parent; (2) any acquisition by Parent; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent or any entity controlled by Parent; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition of Change of Control;

(ii) a change in the composition of the Board such that the individuals who as of the Effective Date constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this paragraph, that any individual who becomes a member of the Board subsequent to the Effective Date, whose appointment, election, or nomination for election by Parent’s shareholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but

EXHIBIT B

DEFINITIONS

provided further that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board;

(iii) consummation of a reorganization, merger, consolidation or other business combination or the sale or other disposition of all or substantially all of the assets of Parent (including assets that are shares held by Parent in its subsidiaries) (any such transaction, a “Business Combination”); expressly excluding, however, any such Business Combination pursuant to which all of the following conditions are met: (A) all or substantially all of the Person(s) who are the beneficial owners of the Outstanding Common Stock and Outstanding Voting Securities, respectively, immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Parent or all or substantially all of Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (other than Parent, any employee benefit plan (or related trust) of Parent or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the outstanding voting securities of such entity entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the entity resulting from such Business Combination;

(iv) the approval by the shareholders of Parent of a complete liquidation or dissolution of Parent;

(v) the Parent Group (or any of them) shall sell or dispose of, in a single transaction or series of related transactions, business operations that generated two-thirds of the consolidated revenues of the Parent Group (determined on the basis of Parent’s four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) and such disposal shall not be exempted pursuant to clause (iii) of this definition of Change of Control;

(vi) Parent files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change of control of Parent has or may have occurred or will or may occur in the future pursuant to any then-existing agreement or transaction; notwithstanding the foregoing, unless determined in a specific case by a majority vote of the Board, a “Change of Control” shall not be deemed to have occurred solely because: (A) an entity in which Parent directly or indirectly beneficially owns 50% or more of the voting securities, or any Parent-sponsored employee stock ownership plan, or any other employee plan of Parent or the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by form or report or item therein, disclosing beneficial ownership by it of shares of stock of Parent, or because Parent reports that a change of control of Parent has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (B) any Parent-sponsored employee stock ownership plan, or any other employee plan of Parent or the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any

EXHIBIT B

DEFINITIONS

successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by form or report or item therein, disclosing beneficial ownership by it of shares of stock of Parent, or because Parent reports that a change of control of Parent has or may have occurred or will or may occur in the future by reason of such beneficial ownership; or

(vii) any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this definition.

Notwithstanding the above definition of Change of Control, the Board, in its sole discretion, may determine that a Change of Control has occurred for purposes of this Agreement, even if the events giving rise to such Change of Control are not expressly described in the above definition.

“Change of Control Date” shall mean the date on which a Change of Control occurs.

“Change of Control Period” shall mean the 24 month period commencing on the Change of Control Date; provided, however, if the Company terminates the Employee’s employment with the Company prior to the Change of Control Date but on or after a Potential Change of Control Date, and it is reasonably demonstrated that the Employee’s (i) employment was terminated at the request of an unaffiliated third party who has taken steps reasonably calculated to effect a Change of Control or (ii) termination of employment otherwise arose in connection with or in anticipation of the Change of Control, then the “Change of Control Period” shall mean the 24 month period beginning on the date immediately prior to the date of the Employee’s termination of employment with the Company.

“Competing Business” means any business or activity that (i) competes with any member of the Parent Group for which the Employee performed services or the Employee was involved in for purposes of making strategic or other material business decisions and involves (ii) (A) the same or substantially similar types of products or services (individually or collectively) manufactured, marketed or sold by any member of the Parent Group during Term or (B) products or services so similar in nature to that of any member of the Parent Group during Term (or that any member of the Parent Group will soon thereafter offer) that they would be reasonably likely to displace substantial business opportunities or customers of the Parent Group.

“Confidential Information” shall include Trade Secrets and includes information acquired by the Employee in the course and scope of his activities under this Agreement, including information acquired from third parties, that (i) is not generally known or disseminated outside the Parent Group (such as non-public information), (ii) is designated or marked by any member of the Parent Group as “confidential” or reasonably should be considered confidential or proprietary, or (iii) any member of the Parent Group indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside the Parent Group. Without limiting the foregoing definitions, some examples of Confidential Information under this Agreement include (a) matters of a technical nature, such as scientific, trade or engineering secrets, “know-how”, formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers and products or services, (b) information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, non-public information about medical devices or products of any member of the Parent Group (including future plans about them), information and material provided by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys and (c) and any other information or matters of a similar nature.

EXHIBIT B

DEFINITIONS

“Exchange Act shall mean the Securities Exchange Act of 1934, or amended.

“Good Reason” shall mean the occurrence of any of the following without the written consent of the Employee: (1) the assignment to the Employee of any duties materially inconsistent in any respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee; (2) the Company’s material reduction of the Employee’s Base Salary or bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time; (3) the Company’s failure to obtain a satisfactory agreement from any successor entity to assume and agree to perform this Agreement; or (4) any material breach of this Agreement or any other material agreement with the Employee by the Company or any successor entity.

“Parent” shall mean Orthofix International N.V., an entity organized under the laws of Curacao.

“Parent Group” shall mean Parent, together with its subsidiaries including the Company.

“Person” shall include individuals or entities such as corporations, partnerships, companies, firms, business organizations or enterprises, and governmental or quasi-governmental bodies.

“Potential Change of Control” shall mean the earliest to occur of: (i) the date on which Parent executes an agreement or letter of intent, the consummation of the transactions described in which would result in the occurrence of a Change of Control or (ii) the date on which the Board approves a transaction or series of transactions, the consummation of which would result in a Change of Control, and ending when, in the opinion of the Board, the Parent (or the Company) or the respective third party has abandoned or terminated any Potential Change of Control.

“Potential Change of Control Date” shall mean the date on which a Potential Change of Control occurs; provided, however, such date shall become null and void when, in the opinion of the Board, the Parent (or the Company) or the respective third party has abandoned or terminated any Potential Change of Control.

“Trade Secrets” are information of special value, not generally known to the public that any member of the Parent Group has taken steps to maintain as secret from Persons other than those selected by any member of the Parent Group.

EXHIBIT C

NON-COMPETITION AGREEMENT

OPZIONE PER UN PATTO DI NON CONCORRENZA

Tra

Orthofix AG

c/o ALLconsultServices

Bundesstrasse 3

CH-6304 Zug

E

Il Mr. Davide Bianchi, residente in Ch. Du Mont Blanc 4, 1272 Genolier, Vaud- Svizzera (di seguito “Dirigente”)

Di seguito denominate “le Parti”

Premesso che

i)       La Società e il Gruppo cui essa appartiene (con il termine “Gruppo” si intende includere la Società, la sua controllante e tutte le società dalle stesse direttamente o indirettamente controllate o partecipate) ricoprono una posizione leader a livello mondiale nel settore delle Tecnologie Medicali. In particolare il Gruppo si occupa di sviluppo, della produzione, e della vendita di prodotti nei seguenti segmenti del mercato: tutti i prodotti alla gamma di « Extremity Fixation »

ii)     il Dirigente è stato assunto dalla Società dal giorno 22 July 2013 con la posizione di Presidente Internazionale della fissazione esterna (di seguito il “Rapporto di Lavoro”;

iii)    nel corso del Rapporto di Lavoro il Dirigente verrà a conoscenza di informazioni riservate riguardanti la Società e il Gruppo, nonché i prodotti della Società e del Gruppo, che rivestono primaria importanza per lo svolgimento dell’attività di impresa della Società;

iv)    la Società e il Gruppo intendono tutelare i loro interessi in relazione alle attività e agli incarichi che il Dirigente potrebbe svolgere in concorrenza con la Società successivamente alla cessazione del Rapporto di Lavoro.

OPTION OF NON-COMPETITION AGREEMENT

Between

Orthofix AG

c/o ALLconsultServices

Bundesstrasse 3

CH-6304 Zug

And

Il Mr. Davide Bianchi, residente in Ch. Du Mont Blanc 4, 1272 Genolier, Vaud- Svizzera (below “Manager”)

Hereinafter mentioned as “Parties”

WHEREAS

i)       The Company and the Group to which it belongs, (Group intended to include the Company, its holding company, and all companies directly or indirectly controlled by the same or associated), cover a worldwide leading position in the field of Medical Technologies. In particular, the Group is engaged in the development, production and sales of products in the following market sector: all products in the Product Range “Extremity Fixation”

ii)     The Manager has been employed by the Company since 22 July 2013, for the position of President of International Extremity Fixation (hereinafter “The Employment Relationship”);

iii)    In the course of the Employment Relationship Manager will be aware of confidential information regarding the Company and the Group, as well as the products of the Company and the Group, which are of major importance for the conduct of the business of the Company;

iv)    The Company and the Group wish to protect their interests in relation to the activities and the tasks that the Manager could carry out in competition with the Company subsequent to the termination of the Employment Relationship.

EXHIBIT C

NON-COMPETITION AGREEMENT

Ciò premesso, le Parti convengono quanto segue:

1) OPZIONE- EFFICACIA E CONDIZIONE SOSPENSIVA:

1.1. Il Dirigente concede alla Società un’opzione per la conclusione di un patto di non concorrenza nei termini e alle condizioni specificati al successivo paragrafo 4 (qui di seguito l’Opzione).

1.2. La Società accetta l’Opzione e si impegna ad esercitarla nei termini e alle condizioni specificati al successivo paragrafo 2.

Accordingly the Parties agree as follows:

1) OPTION- EFFECTIVENESS AND SUSPENSION CONDITION:

1.1. The Manager, grants to the Company an option for the conclusion of a non-competition agreement, under the terms and conditions specified in the following paragraph 4 (hereinafter “the Option”);

1.2. The Company accepts and agrees to exercise the option according to the terms and condition specified in paragraph 2.

2) ESERCIZIO DELL’OPZIONE

2.1 La Società potrà esercitare l’Opzione in ogni momento nel corso del Rapporto di Lavoro.

2.2. La volontà della Società di esercitare l’Opzione e, di conseguenza, di concludere il patto di non concorrenza di cui al successivo paragrafo 4, dovrà essere comunicata ad Dirigente per iscritto.

2) OPTION EXERCISE

2.1 The Company may exercise the option at any time during the Employment Relationship;

2.2. The intention of the Company to exercise the Option and, therefore, to conclude the non-competition agreement, referred to in paragraph 4, shall be notified to the manager in written form.

3) CORRISPETTIVO PER L’OPZIONE

A titolo di corrispettivo per la concessione dell’Opzione la Società Le corrisponderà un importo lordo pari a Euro 5000,—, in tre tranche di uguale importo e unitamente alle competenze dei tre mesi successivi alla sottoscrizione della presente Opzione. Resta inteso e convenuto che il predetto importo si intende già comprensivo di ogni incidenza su tutti gli istituti contrattuali e di legge, e che non sarà considerato retribuzione utile ai fini del calcolo del Trattamento di Fine Rapporto e degli istituti ad esso collegati.

3) PAYMENT AGREEMENT

For the grant of the Option, the Company will correspond a gross amount of € 5,000.00, in three installments each of the same amount and together with the payment of three months’ remuneration after the signature of the present otion. It is agreed that said amount already includes any effect on any contractual and legal obligations, and that compensation will not be considered useful for the calculating severance indemnities and institutions connected to it.

EXHIBIT C

NON-COMPETITION AGREEMENT

4) REGOLAMENTAZIONE DEL PATTO DI NON CONCORRENZA

4.1 Qualora la Società eserciti l’Opzione secondo i termini e alle condizioni di cui al precedente paragrafo 2, per un periodo di 12 mesi (dodici) decorrente dalla data di effettiva cessazione del Rapporto di Lavoro (a prescindere dalle ragioni di tale cessazione) il Dirigente si impegna a non prestare la sua opera, direttamente o indirettamente, in favore di soggetti terzi, né a svolgere attività in qualità di titolare, socio, dipendente, lavoratore autonomo o agente, nel campo dei Orthofix prodotti alla gamma di « Extremity Fixation »su tutto il territorio dell’Unione Europea e degli Stati Uniti d’America.

4.2. Il Dirigente si impegna inoltre a non distrarre e/o stornare clienti con i quali ella abbia trattato, direttamente o indirettamente, negli ultimi tre anni del Rapporto di Lavoro. Il Dirigente si asterrà altresì dal distrarre e/o stornare dipendenti o altri collaboratori della Società, nonché dall’indurli a cessare il loro rapporto di collaborazione con la Società stessa.

4.3. Al fine di consentire alla Società un adeguato controllo sul rispetto del patto di non concorrenza da parte del Dirigente, quest’ultimo si impegna a fornire alla Società tutte le informazioni rilevanti riguardanti le attività lavorative e professionali che la stessa svolgerà durante il periodo di validità del patto di non concorrenza. Tali informazioni verranno comunicate per iscritto e anteriormente all’effettivo svolgimento delle predette attività. Il Dirigente si impegna altresì ad informare anticipatamente il proprio nuovo datore di lavoro e/o committente dell’esistenza del presente patto di non concorrenza, del quale il Dirigente è autorizzato a fornire copia.

4) REGULATION OF NON-COMPETITION AGREEMENT

4.1. If the Company exercises the Option in accordance with the terms and conditions referred to paragraph in 2 above, for a period of 12 months (twelve months) from the effective date of termination of the Employment Relationship (independently from the reason of termination of the employment relation) the Manager agrees not to provide his work, directly or indirectly, in favor of third parties, or engage as owner, partner, employee, self-employed or agent, in the field of the Orthofix Portfolio “Extremity Fixation” on the whole territory of the European Union and the United States of America.

4.2 The Manager agrees not to distract or divert a customer to whom he has dealt with, directly or indirectly, in the last three years of the Employment Relationship.. The Manager will also refrain from distracting and/or divert employees or other employees of the Company and from inducing them to cease their relationship with the Company.

4.3. In order to allow the Company an adequate monitoring compliance with the non-competition agreement by the Manager, the latter undertakes to provide the Company with all relevant information concerning the business and professional activities that take place during the same period of validity of the non-competition agreement.

These informations have to be communicated in written form and prior to the actual performance of said activities. The Manager has to inform in advance his new employer of the existence of this non-competition agreement. The Manager is authorized to provide a copy of this contract to his employer.

EXHIBIT C

NON-COMPETITION AGREEMENT

4.4. Ogni singola violazione, da parte del Dirigente, degli obblighi di non concorrenza di cui al presente paragrafo 4, comporterà il pagamento, da parte del Dirigente stesso, di una penale pari ad Euro 150.000 senza alcun pregiudizio per il diritto della Società al risarcimento dell’eventuale maggior danno. Al verificarsi della violazione, e fermo restando il pagamento della penale di cui sopra, la Società avrà la facoltà di risolvere il patto di non concorrenza per inadempimento o di continuare a chiederne il corretto adempimento da parte del Dirigente. In questo caso è fatto salvo il diritto del Dirigente al corrispettivo ancora eventualmente dovuto ai sensi del successivo paragrafo 5.1. In caso di risoluzione, il Dirigente, oltre a corrispondere la penale di cui sopra, sarà tenuta a restituire alla Società il corrispettivo eventualmente già percepito ai sensi di quanto previsto al successivo paragrafo 5.1.

4.5 Resta inteso che la Società potrà decidere di non esercitare l’Opzione. In questo caso, il patto di non concorrenza come regolato al presente paragrafo 4 non entrerà in vigore e non produrrà nessun effetto, e al dirigente non spetterà alcun corrispettivo ai sensi di quanto previsto al successivo paragrafo 5.1.

5) CORRISPETTIVO PER IL PATTO DI NON CONCORRENZA

5.1 Tenuto conto del background professionale del Dirigente, le Parti convengono che un corrispettivo per il predetto patto di non concorrenza pari al 70% della retribuzione fissa annua lorda in vigore al momento della cessazione del Rapporto di lavoro, sia equo e ragionevole.

5.2. Il corrispettivo di cui al presente paragrafo 5.1. verrà corrisposto in due rate di pari importo come segue:

- il 50% entro e non oltre sette mesi dalla data di entrata in vigore del patto;

- il residuo 50% entro e non oltre il mese successivo alla data di termine del patto.

4.4. For each violation incurred by the Manager, of this non-compete option, according to what referred to in this paragraph 4, the Manager will pay to the Company, a penalty of Euros 150,000.00 without prejudice to compensation for further damages to the Company. Upon occurrence of the violation, and without prejudice of payment of the abovementioned penalty, The Company will have the right to terminate the non-competition agreement for non-performance or to continue to ask for the proper performance by the Manager.. In this case, the Manager is entitled to the payment, as defined in paragraph 5.1..

In case of termination of the contract, the Manager will have to pay the penalty, and will have to return back to the Company the amount he has already received under the provisions of paragraph 5.1.

4.5. It is understood that the Company may decide not to exercise the option. In this case, the non-competition agreement, as regulated in this Paragraph 4, will not produce any effect, and the Manager will not receive any payment, as defined in paragraph 5.1.

5) PAYMENT FOR NON-COMPETITION AGREEMENT

5.1. According to the professional background of the Manager, the Parties agree that a remuneration for the non-competition agreement of 70% of annual gross salary in force at the time of the termination of the employment relationship, is fair and reasonable.

5.2. The remuneration, referred to in this paragraph 5.1., will be paid in two installments as follows:

- 50% no later than seven months from the date of entry into force of the agreement;

- The remaining 50% within and no later than the month following the date of termination of the agreement.

EXHIBIT C

NON-COMPETITION AGREEMENT

November 26, 2013	November 18, 2013
Date	Date

ORTHOFIX AG /s/ Armin L. Landtwing	/s/ Davide Bianchi
Armin L. Landtwing Verwaltungsrat	Davide Bianchi

/s/ Brad Mason
Brad Mason CEO Orthofix International